Exhibit (b)(3)

October 20, 2006

CREDIT SUISSE SECURITIES (USA) LLC 11 Madison Avenue New York, New York 10010	CREDIT SUISSE 11 Madison Avenue New York, New York 10010

Pilgrim’s Pride Corporation

Supplemental Commitment Letter

Lehman Brothers Inc.

Lehman Brothers Commercial Bank

745 Seventh Avenue

New York, NY 10019

Attention: Laurie Perper

Pilgrim’s Pride Corporation

4845 US Highway 271 North

Pittsburg, TX 75686-0093

Attention: Richard A. Cogdill

Ladies and Gentlemen:

Reference is made to the Commitment Letter, dated September 27, 2006 (together with the exhibits thereof, the “Commitment Letter”) among Lehman Brothers Inc. (“Lehman Brothers”), Lehman Brothers Commercial Bank (“LBCB”) and Lehman Commercial Paper Inc. (“LCPI” and together with Lehman Brothers and LBCB, “Lehman” or the “Initial Commitment Parties”) and Pilgrim’s Pride Corporation (the “Company”). Capitalized terms used but not defined herein are used with the meanings assigned to them in the Commitment Letter. This Supplemental Commitment Letter (this “Supplemental Commitment Letter”) sets forth the understanding of the parties hereto regarding the participation of Credit Suisse (“CS”) and Credit Suisse Securities (USA) LLC (“CS Securities”) in the financing of the Transactions.

CS or its designated affiliate (the “Additional Lender”) hereby commits (the “Additional Commitments”) to provide 30% of the entire amount of the Interim Loans, on the same terms and conditions as are applicable to the Initial Commitment Parties’ commitments in respect of the Interim Loans under the Commitment Letter. CS, as Additional Lender, shall be an “Initial Lender” under the Commitment Letter and the Fee Letter. In addition, CS Securities shall be an “Arranger” (the “Additional Arranger”) under the Commitment Letter and the Fee Letter and shall have the role of Joint Lead Arranger and Bookrunner. The commitment of LBCB under the Commitment Letter in respect of the Interim Loans shall be reduced dollar for dollar by the Additional Commitments of the Additional Lender upon execution of this Supplemental Commitment Letter by each of the parties hereto. For the avoidance of doubt, the aggregate commitments of the Initial Lenders (including the Additional Lender) under the Commitment Letter shall not be reduced as a result of the provisions of this Supplemental Commitment Letter.

The Additional Lender agrees that (i) the syndication of the Bridge Facility shall be managed by Lehman Brothers until the date Lehman Brothers determines that such Bridge Facility has been successfully syndicated (such date the “Successful Syndication Date”) and (ii) until the earlier to occur of (x) the Successful Syndication Date and (y) the date that is 30 days after the Closing Date, the Additional Lender will not syndicate the Additional Commitments except pursuant to a syndication managed by Lehman Brothers. Any commitments received in connection with any such syndication by Lehman Brothers shall be allocated 70% to the commitments of LBCB and 30% to the commitments of the Additional Lender.

As consideration for the Additional Commitments, the Company agrees to pay to the Additional Arranger its pro rata portion of the fees set forth under the Fee Letter (other than the administration fee referred to in paragraph 1(b) of the Fee Letter) and fees payable to LBCB or LCPI thereunder shall be reduced dollar for dollar by the amount of such fees payable to the Additional Lender hereunder. For the avoidance of doubt, the aggregate fees payable to the Initial Lenders (including the Additional Arranger) under the Fee Letter shall not be increased as a result of the provisions of this Supplemental Commitment Letter.

Each party hereto confirms that the Additional Lender and the Additional Arranger shall each be bound by the terms and conditions of the Commitment Letter and the Fee Letter, and a beneficiary of all acknowledgements, representations, warranties, authorizations, consents and waivers made by, and agreements, covenants and obligations of, the Company in the Commitment Letter and the Fee Letter, to the same extent as the same are applicable to Lehman Brothers, LBCB, LCPI, Lehman, the Initial Commitment Parties, the Arranger or the Initial Lenders, including, without limitation, the conditions set forth in the eighth paragraph of the Commitment Letter and the “Initial Conditions” section of the Term Sheet and the indemnity and expense reimbursement provisions set forth in the ninth paragraph of the Commitment Letter; provided, however, that this paragraph shall not apply to (i) roles, titles or fees with respect to the Bridge Facility (which are set forth herein) and (ii) the provisions therein applicable to the Administrative Agent in its capacity as such. It is understood and agreed that Weil, Gotshal & Manges LLP will act as counsel to the Initial Commitment Parties, the Additional Lender and the Additional Arranger.

This Supplemental Commitment Letter may not be amended or waived except by an instrument in writing signed by each party hereto. The Company and each Initial Commitment Party agree that no amendment, waiver, supplement or other modification to the Commitment Letter shall be entered into unless the parties thereto and the Additional Lender shall have consented thereto in writing. This Supplemental Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. This Supplemental Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Supplemental Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

This Supplemental Commitment Letter, the fee arrangements set forth in this Supplemental Commitment Letter and the other terms and conditions contained herein may not be disclosed by the Company to the same extent as provided in the Commitment Letter.

The Additional Lender acknowledges that it has, independently and without any reliance upon any Initial Commitment Party or any of their respective affiliates, or any of their respective officers, directors, employees, agents, advisors or representatives, and based on the financial statements of the Company and its subsidiaries and such other documents as it has deemed appropriate, made its own credit analysis and decision to enter into the commitment evidenced by this Supplemental Commitment Letter.

The compensation, reimbursement, indemnification, jurisdiction and confidentiality provisions contained herein or incorporated herein by reference will remain in full force and effect regardless of whether the definitive financing documentation is executed and delivered and notwithstanding the termination of this Supplemental Commitment Letter, the Commitment Letter, the Additional Lender’s commitments hereunder or the Initial Lenders’ commitments under the Commitment

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Letter; provided, that the Company’s obligations under this Supplemental Commitment Letter (other than obligations with respect to confidentiality of the fee arrangements set forth in this Supplemental Commitment Letter shall automatically terminate and be superseded by the provisions of the definitive financing documentation upon the initial funding thereunder, and the Company shall automatically be released from all liability in connection therewith at such time.

Except as otherwise provided herein, all commitments of the Lenders in respect of the Interim Loans hereunder shall continue, and the Lenders shall hold their commitments in respect thereof available for you, until the earlier of (i) the permanent termination or abandonment of the Company’s tender offer for or acquisition of the Target’s securities, (ii) the consummation of the Acquisition for 100% of the Target’s securities and (iii) 5:00 p.m., New York City time, on September 27, 2007. This Supplemental Commitment Letter and the commitments hereunder will terminate if the Closing Date shall not have occurred on or prior to such date.

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If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof by returning to us an executed counterpart hereof.

Very truly yours,

CREDIT SUISSE, CAYMAN ISLANDS BRANCH

By:	/s/ Alexis Maged
Name:	Alexis Maged
Title:	Managing Director

By:	/s/ Adam Forchheimer
Name:	Adam Forchheimer
Title:	Vice President

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Alexis Maged
Name:	Alexis Maged
Title:	Managing Director

Accepted and agreed to as of the date first written above by:

PILGRIM’S PRIDE CORPORATION

By:	/s/ Richard A. Cogdill
Name:	Richard A. Cogdill
Title:	Executive Vice President, Chief Financial Officer, Secretary and Treasurer

LEHMAN BROTHERS COMMERCIAL BANK

By:	/s/ George Janes
Name:	George Janes
Title:	Chief Credit Officer

LEHMAN COMMERCIAL PAPER INC.

By:	/s/ Laurie Perper
Name:	Laurie Perper
Title:	Senior Vice President

LEHMAN BROTHERS INC.

By:	/s/ Laurie Perper
Name:	Laurie Perper
Title:	Senior Vice President